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               [MCGLADREY & PULLEN, LLP LETTERHEAD APPEARS HERE]




                                          January 14, 1998



To the Board of Directors
Details Holdings Corp.
Anaheim, California


We were previously the independent accountants for Details Holdings Corp., formerly Details, Inc., and on February 14, 1997, we reported on the consolidated financial statements of Details, Inc. and Subsidiaries as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996. On December 16, 1997, we were notified that we would be dismissed as independent accountants of Details Holdings Corp. effective December 31, 1997.

We have read Details Holdings Corp.'s statement on page 107 of Amendment No. 1 to Form S-4 Registration Statement of Details, Inc. and on page 109 of Amendment No. 1 to Form S-4 of Details Capital Corp. and we agree with such statement.




                                          /s/ McGladrey & Pullen, LLP
                                          McGladrey & Pullen, LLP